Exhibit 99.1

HIGHLY CONFIDENTIAL — DRAFT 2013-08-07

Envestnet Reports Second Quarter 2013 Financial Results

Chicago, IL — August 8, 2013 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its second quarter ended June 30, 2013.

Key Financial Metrics	Second Quarter		%	Year to Date		%
(in millions except per share data)	2013	2012	Change	2013	2012	Change

Adjusted Revenues(1)	$51.7	$38.6	34%	$98.4	$71.2	38%
Adjusted EBITDA(1)	$9.3	$5.3	75%	$17.5	$10.4	68%
Adjusted Net Income per Share(1)	$0.13	$0.07	86%	$0.25	$0.13	92%

Financial Results for the Second Quarter of 2013 Compared to the Second Quarter of 2012:

•                  Adjusted Revenues(1) increased 34% to $51.7 million for the second quarter of 2013 from $38.6 million for the second quarter of 2012.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 33% to $41.2 million for the second quarter of 2013 from $31.0 million for the second quarter of 2012; total revenues, which include licensing and professional services fees, increased 36% to $51.6 million for the second quarter of 2013 from $38.0 million for the second quarter of 2012.

•                  Adjusted EBITDA(1) increased 75% to $9.3 million for the second quarter of 2013 compared to $5.3 million for the second quarter of 2012.

•                  Adjusted Net Income(1) was $4.5 million, or $0.13 per diluted share, for the second quarter of 2013 compared to $2.2 million, or $0.07 per diluted share, for the second quarter of 2012.

•                  Net income was $1.1 million, or $0.03 per diluted share, for the second quarter of 2013 compared to a net loss of $(0.7) million, or $(0.02) per diluted share, for the second quarter of 2012.

“Wealth management is undergoing significant changes, driven by some powerful trends. We believe Envestnet will remain at the forefront of this transformation as we unify the wealth management process for advisors, empowering them to deliver better outcomes in portfolio and practice management,” said Jud Bergman, Chairman and CEO.

“During the second quarter, we delivered strong growth in our financial performance, in the asset flows we added from new and existing advisors, as well as from significant conversion activity. We remain on track to deliver strong year-over-year growth in revenue and adjusted EBITDA compared to last year. And, with our just-completed acquisition of Prudential’s Wealth Management Solutions business, we look to extend our leadership into the bank trust channel and the Canadian market. We expect the operating synergies will be significant once the WMS business is fully converted onto the Envestnet platform,” concluded Mr. Bergman.

Key Operating Metrics as of and for the Quarter Ended June 30, 2013:

•                  AUM/A of $124 billion, up 42% from June 30, 2012

•                  Accounts (AUM/A only) of 548,166, up 32% from June 30, 2012

•                  Advisors (AUM/A only) served totaled 18,154, up 26% from June 30, 2012

•                  Gross sales of AUM/A of $23.2 billion, resulting in net flows of $15.7 billion

The following table summarizes the changes in AUM and AUA for the quarter ended June 30, 2013:

In Millions Except Account Data	3/31/13	Gross Sales	Redemptions	Net Flows	Market Impact	6/30/13

Assets under Management (AUM)	$34,870	$6,647	$(2,343)	$4,304	$(469)	$38,705
Assets under Administration (AUA)	74,839	16,521	(5,082)	11,439	(677)	85,601
Total AUM/A	$109,709	$23,168	$(7,425)	$15,743	$(1,146)	$124,306
Fee-Based Accounts	479,051	101,152	(32,037)	69,115		548,166

During the second quarter, the Company added $12.4 billion of conversions included in the above AUM/A gross sales figures, and an additional $12.1 billion of conversions in Licensing.

Review of Second Quarter 2013 Financial Results

Adjusted revenues increased 34% to $51.7 million for the second quarter of 2013 from $38.6 million for the second quarter of 2012. The increase was primarily due to a 33% increase in revenues from AUM or AUA to $41.2 million from $31.0 million in the prior year period, as well as higher licensing and professional services revenues related to the acquisitions of Tamarac, Inc. and Prima Capital Holding, Inc., both of which closed during the second quarter of 2012.

Total operating expenses in the second quarter of 2013 increased 28% to $49.9 million from $39.1 million in the prior year period. Cost of revenues increased 45% to $19.6 million in the second quarter of 2013 from $13.5 million in the second quarter of 2012 due to the increase in revenue from AUM or AUA and additional cost from acquired businesses. Compensation and benefits increased 22% to $17.2 million in the second quarter of 2013 from $14.1 million in the prior year period due to higher personnel cost from completed acquisitions, as well as higher non-cash compensation expense. General and administration expenses increased 22% to $10.0 million in the second quarter of 2013 from $8.1 million in the prior year period, primarily due to $1.6 million in re-audit related professional fees.

Income from operations was $1.8 million for the second quarter of 2013 compared to a loss from operations of $(1.1) million for the second quarter of 2012. Net income was $1.1 million, or $0.03 per diluted share, for the second quarter of 2013 compared to a net loss of $(0.7) million, or $(0.02) per diluted share, for the second quarter of 2012. Adjusted EBITDA(1) in the second quarter of 2013 was $9.3 million, compared to $5.3 million in the prior year period. Adjusted Net Income(1) was $4.5 million, compared to $2.2 million in the second quarter of 2012. Adjusted Net Income Per Share(1) was $0.13 per diluted share, compared to $0.07 per diluted share in the second quarter of 2012.

At June 30, 2013, the Company had $39.7 million in cash and cash equivalents with no debt.

Acquisition of Wealth Management Solutions

On July 1, 2013, Envestnet completed its acquisition of Prudential’s Wealth Management Solutions (“WMS”) business. Upon closing, Envestnet paid approximately $9.5 million in cash to Prudential. As of June 30, WMS had $24.7 billion of AUM or AUA in approximately 86,000 accounts, supporting approximately 3,000 advisors. Envestnet will include WMS assets, accounts and advisors beginning in the third quarter of 2013.

Conference Call

The Company will host a conference call to discuss second quarter 2013 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (888) 349-9617, or (719) 325-4746 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 5701138. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, objective, independent and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac™ provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance and litigation related expense.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles and litigation related expense. Reconciling items are tax effected using the income tax rates in effect on the applicable date.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues or net income determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 8, 2013 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$39,679	$29,983
Fees receivable, net	12,800	9,188
Deferred tax assets, net	2,833	2,089
Prepaid expenses and other current assets	4,220	2,501
Total current assets	59,532	43,761

Property and equipment, net	11,211	11,791
Internally developed software, net	4,998	4,324
Intangible assets, net	23,998	27,150
Goodwill	65,644	65,644
Deferred tax assets, net	6,544	6,194
Other non-current assets	4,103	3,535
Total assets	$176,030	$162,399

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$23,691	$20,201
Accounts payable	4,103	2,614
Deferred revenue	5,848	5,768
Total current liabilities	33,642	28,583

Deferred rent liability	2,414	2,195
Lease incentive liability	3,619	3,886
Other non-current liabilities	1,748	1,739
Total liabilities	41,423	36,403

Stockholders’ equity	134,607	125,996
Total liabilities and stockholders’ equity	$176,030	$162,399

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Assets under management or administration	$41,234	$31,012	$77,570	$59,275
Licensing and professional services	10,398	6,950	20,687	11,329
Total revenues	51,632	37,962	98,257	70,604

Operating expenses:
Cost of revenues	19,638	13,549	36,446	25,075
Compensation and benefits	17,194	14,085	34,412	24,770
General and administration	9,962	8,148	18,855	14,921
Depreciation and amortization	3,081	3,224	6,199	5,623
Restructuring charges	—	88	—	115
Total operating expenses	49,875	39,094	95,912	70,504

Income (loss) from operations	1,757	(1,132)	2,345	100

Other income (expense):
Interest income	4	14	9	23
Interest expense	—	—	—	(3)
Other income	182	—	182	—
Total other income	186	14	191	20

Income before income tax provision (benefit)	1,943	(1,118)	2,536	120

Income tax provision (benefit)	825	(450)	877	48

Net income (loss)	$1,118	$(668)	$1,659	$72

Net income (loss) per share:
Basic	$0.03	$(0.02)	$0.05	$0.00

Diluted	$0.03	$(0.02)	$0.05	$0.00

Weighted average common shares outstanding:
Basic	32,661,196	32,149,957	32,518,943	32,004,386

Diluted	35,164,106	32,149,957	34,760,568	33,054,632

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended
	June 30,
	2013	2012

OPERATING ACTIVITIES:
Net income	$1,659	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,199	5,623
Deferred rent and lease incentive	(48)	1,362
Provision for doubtful accounts	60	—
Deferred income taxes	(1,094)	(432)
Stock-based compensation	4,266	1,930
Excess tax benefits from stock-based compensation	(1,047)	—
Interest expense	—	3
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	(3,672)	1,574
Prepaid expenses and other current assets	(672)	(1,016)
Other non-current assets	(568)	70
Accrued expenses	3,490	(616)
Accounts payable	1,489	709
Deferred revenue	80	474
Other non-current liabilities	25	116
Net cash provided by operating activities	10,167	9,869

INVESTING ACTIVITIES:
Purchase of property and equipment	(1,638)	(2,999)
Capitalization of internally developed software	(1,503)	(988)
Repayment of notes payable assumed in acquisition	—	(174)
Acquisition of business, net	—	(61,463)
Net cash used in investing activities	(3,141)	(65,624)

FINANCING ACTIVITIES:
Proceeds from exercise of warrants	4	—
Proceeds from exercise of stock options	2,204	1,565
Issuance of restricted stock	1	2,759
Excess tax benefits from stock-based compensation	1,047	—
Purchase of treasury stock	(586)	(78)
Net cash provided by financing activities	2,670	4,246

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,696	(51,509)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,983	64,909

CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,679	$13,400

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$51,632	$37,962	$98,257	$70,604
Deferred revenue fair value adjustment	23	617	160	617
Adjusted revenues	$51,655	$38,579	$98,417	$71,221

Net income	$1,118	$(668)	$1,659	$72
Add (deduct):
Deferred revenue fair value adjustment	23	617	160	617
Interest income	(4)	(14)	(9)	(23)
Interest expense	—	—	—	3
Income tax provision (benefit)	825	(450)	877	48
Depreciation and amortization	3,081	3,224	6,199	5,623
Non-cash compensation expense	1,960	1,135	4,447	1,930
Restructuring charges and transaction costs	704	1,353	1,054	1,997
Re-audit related expenses	1,554	—	2,887	—
Severance	44	78	232	83
Litigation related expense	—	39	7	58
Adjusted EBITDA	$9,305	$5,314	$17,513	$10,408

Net income	$1,118	$(668)	$1,659	$72
Add:
Deferred revenue fair value adjustment	13	369	93	369
Non-cash compensation expense	1,137	679	2,579	1,154
Restructuring charges and transaction costs	408	809	611	1,194
Re-audit related expenses	901	—	1,674	—
Severance	26	47	135	50
Amortization of acquired intangibles	910	971	1,829	1,557
Litigation related expense	—	23	4	35
Adjusted net income	$4,513	$2,230	$8,584	$4,431

Diluted number of weighted-average shares outstanding	35,164,106	33,173,778	34,760,568	33,054,632

Adjusted net income per share - diluted	$0.13	$0.07	$0.25	$0.13

Note: Adjustments to net income are tax effected using an income tax rate of 42.0% for 2013 and 40.2% for 2012.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data; unaudited)

	As of
	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013

Platform Assets
Assets Under Management (AUM)	$26,758	$29,232	$30,970	$34,870	$38,705
Assets Under Administration (AUA)	60,511	64,229	67,368	74,839	85,601
Subtotal AUM/A	87,269	93,461	98,338	109,709	124,306
Licensing	229,268	254,256	269,729	295,330	302,604
Total Platform Assets	$316,537	$347,717	$368,067	$405,039	$426,910

Platform Accounts
AUM	141,695	148,920	156,327	167,167	190,883
AUA	274,322	278,192	293,151	311,884	357,283
Subtotal AUM/A	416,017	427,112	449,478	479,051	548,166
Licensing	1,138,233	1,170,978	1,228,016	1,289,491	1,365,773
Total Platform Accounts	1,554,250	1,598,090	1,677,494	1,768,542	1,913,939

Advisors
AUM/A	14,386	15,045	15,735	16,085	18,154
Licensing	5,351	6,758	6,878	6,941	7,261
Total Advisors	19,737	21,803	22,613	23,026	25,415